Exhibit 99.1

MetaBank® and Jackson Hewitt® Announce Agreement Extension

Sioux Falls, S.D., August 2, 2017 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.’s (NASDAQ: CASH) bank subsidiary, MetaBank®, has entered into an extension to its current agreement with Jackson Hewitt Tax Service® to offer on an annual basis up to $750 million of interest-free refund advance loans, an increase of $300 million in available funds over last year. The agreement includes underwriting, origination, servicing, and loan retention, and is supported by the experience and underwriting expertise of Specialty Consumer Services, a division of MetaBank. Under the extended agreement, we will continue to provide these services through the 2020 tax season.

“We are delighted to build upon our existing relationship with Jackson Hewitt, one of the most respected brands in the nation and certainly in the tax preparation industry,” said Brad Hanson, President of MetaBank and Meta Payment Systems. “Being able to help customers nationwide with additional funding certainly fits MetaBank’s vision of financial inclusion for everyone.”

“We were extremely pleased with our partnership with MetaBank last year to better serve our clients,” stated Alan D. Ferber, CEO of Jackson Hewitt. “The Refund Advance product exceeded our expectations last tax season achieving our highest levels of participation thus far. The additional funding and support from MetaBank allows us to further expand this and other products to help our clients meet their financial needs.”

About Meta Financial Group
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com

About Jackson Hewitt Tax Service Inc.
Jackson Hewitt Tax Service Inc. is an innovator in the tax industry, with a mission of offering its hard-working clients access to simple, low-cost solutions to manage their taxes and tax refunds. Jackson Hewitt is devoted to helping clients get ahead with Maximum Refund and 100% Accuracy Guarantees. With approximately 6,000 franchised and company-owned locations, including 3,000 in Walmart stores and online and mobile tax solutions Jackson Hewitt makes it convenient for clients to file their taxes. For more information about products, services and offers, or to locate a Jackson Hewitt office, visit www.JacksonHewitt.com or call 1 (800) 234-1040.